Exhibit 10.1

Executive Employment Agreement

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of October 20, 2008, by and between ARKANOVA ENERGY CORPORATION, a Nevada corporation (the “Company”), and GARRETT COOK, an individual and resident of Weatherford, Texas (the “Executive”).

WHEREAS, the Company is in the business of locating, acquiring and exploring natural resource mineral properties; and

WHEREAS, Executive has experience in the field operations of companies in the oil & gas industry in particular; and

WHEREAS, the Company desires to retain the services of Executive; and

WHEREAS, Executive is willing to be employed by the Company;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

1.                             Employment.  Executive is hereby employed and engaged to serve the Company as the Chief Operations Officer of the Company, and such additional titles as the Board of Directors of the Company shall specify from time to time, and Executive does hereby accept, and Executive hereby agrees to such engagement and employment.

2.                             Duties.  Executive’s duties shall be such duties and responsibilities as the Company shall specify from time to time, and shall entail those duties customarily performed by the Chief Operations Officer of a company with a sales volume and number of employees commensurate with those of the Company.  Executive shall diligently and faithfully execute and perform such duties and responsibilities, subject to the general supervision and control of the Company’s President and Chief Executive Officer.  The Company’s Board of Directors, in their sole and absolute discretion, shall determine Executive’s duties and responsibilities and may assign or reassign Executive to such duties and responsibilities as it deems in the Company’s best interest.  Executive shall devote his attention, energy, and skill to the business and affairs of the Company.  Company recognizes that Executive is actively engaged in other business, investments, and personal pursuits.  Executive’s duties shall include, but shall not be limited, to the following:

(a)                               Hands on and management of oil & gas field operations.

(b)                              Insure compliance with contracts and agreements pertaining to the Company’s interests.

(c)                               Conduct and maintain a professional relationship with all parties interacting with the Company with the utmost regard for honesty and integrity.

Nothing in this Agreement shall preclude Executive from devoting reasonable periods required for:

(a)                               serving as a director or member of a committee of any organization or corporation involving no conflict of interest with the interests of the Company;

(b)                              serving as a consultant in his area of expertise (in areas other than in connection with the business of the Company), to government, industrial, and academic panels where it does not conflict with the interests of the Company; and

(c)                               managing his personal investments or engaging in any other non-competing business; provided that such activities do not interfere with the regular performance of his duties and responsibilities under this Agreement as determined by the Company

3.                             Best Efforts of Executive.  During his employment hereunder, Executive shall, subject to the direction and supervision of the Company’s Board of Directors, President and Chief Executive Officer, devote his business time, best efforts, business judgment, skill, and knowledge to the advancement of the Company’s interests and to the discharge of his duties and responsibilities hereunder.

4.                             Employment Term.  This Agreement shall have a term of one (1) year, beginning on the date hereof (the “Employment Term”). Upon expiration of the initial Employment Term, this Agreement will automatically renew for another one (a) year unless terminated in writing by either party no less than sixty (60) days prior to the expiration or by either party pursuant to Section 13.

5.                             Familiarization Period.  During the first 90 days of the Employment Term, this agreement shall be considered at-will, meaning during this period Executive may be terminated without notice. Employment is voluntary and employees are free to resign without notice during this time without penalty.  During this period, Executive is eligible for all applicable benefits.  The familiarization period will allow Executive to adjust and adapt to the job demands and the work situation, while at the same time, allowing the Company to observe firsthand whether Executive will be able to meet the job specifications and demands.

6.                             Compensation of Executive.  As compensation for the services provided by Executive under this Paragraph, the Company shall pay Executive an annual salary of One Hundred Twenty Thousand Dollars ($120,000.00) to be paid in accordance with the Company’s usual payroll procedures. In addition to the above base compensation, Executive may be eligible to receive an annual bonus determined by the Board of Directors based on the performance of the Company.

7.                             Stock Option Grant.  Effective upon the execution of this Agreement, the Company hereby agrees to grant to the Executive an incentive stock option (the “Option”), to acquire up to 100,000 shares of the Company’s common stock with a per share exercise price equal to the lower of (i) $1.25 or (ii) the minimum price per share allowable pursuant to the stock option plan (the “Plan”) to be adopted by the Company’s compensation committee.  An additional incentive stock option to acquire up to an additional 100,000 shares under the same terms shall be granted upon the six month anniversary of this Agreement, provided Executive is still employed under the terms of this Agreement at such time.  In all other respects the grant of the Options will be subject to the terms and conditions of the Plan.

8.                             Benefits.  Executive shall also be entitled to participate in any and all Company benefit plans, from time to time, in effect for employees of the Company.  Such participation shall be subject to the terms of the applicable plan documents and generally applicable

Company policies.

9.                             Vacation, Sick Leave and Holidays.  Executive shall be entitled to four weeks of paid vacation in accordance with Company policies established and in effect from time to time, with such vacation to be scheduled and taken in accordance with the Company’s standard vacation policies. In addition, Executive shall be entitled to such sick leave and holidays at full pay in accordance with the Company’s policies established and in effect from time to time.

10.                          Business Expenses and Indemnity.  The Company shall promptly reimburse Executive for all reasonable out-of-pocket business expenses incurred in performing Executive’s duties and responsibilities hereunder in accordance with the Company’s policies, provided Executive promptly furnishes to the Company adequate records of such expenses.  Company agrees to indemnify and hold Executive harmless from any liability, damage, or claim, including reasonable attorneys’ fees incurred by Executive related to the Company or its activities, provided that Company shall not be liable for any action for Executive’s gross negligence or willful neglect.

11.                          Location of Executive’s Activities.  Executive’s principal place of business in the performance of his duties and obligations under this Agreement shall be in the Houston metropolitan area.  Notwithstanding the preceding sentence, Executive will engage in such travel and spend such time in other places as may be necessary or appropriate in furtherance of his duties hereunder.

12.                          Confidentiality.  Executive recognizes that the Company has and will have business affairs, products, future plans, trade secrets, customer lists, and other vital information (collectively “Confidential Information”) that are valuable assets of the Company.  Executive agrees that he shall not at any time or in any manner, either directly or indirectly, divulge, disclose, or communicate in any manner any Confidential Information to any third party without the prior written consent of the Company’s Board of Directors.  Executive will protect the Confidential Information and treat it as strictly confidential.

13.                          Termination.   Notwithstanding any other provisions hereof to the contrary, and except as provided in Section 5, Executive’s employment hereunder shall terminate under the following circumstances:

(a)                               Voluntary Termination by Executive.  Executive shall have the right to voluntarily terminate this Agreement and his employment hereunder at any time during the Employment Term upon three months’ prior written notice.

(b)                              Voluntary Termination by Company.  The Company shall have the right to voluntarily terminate this Agreement and Executive’s employment hereunder at any time during the Employment Term upon three months’ prior written notice.

(c)                               Termination for Cause.  The Company shall have the right to terminate this Agreement and Executive’s employment hereunder at any time for cause. As used in this Agreement, “cause” shall mean refusal by Executive to implement or adhere to lawful policies or directives of the Company’s Board of Directors or President and Chief Executive Officer, breach of this Agreement, Executive’s conviction of a felony, other conduct of a criminal nature that may have a material adverse impact on the Company’s reputation, breach of fiduciary duty or the criminal misappropriation by Executive of funds from or resources of the

Company. Cause shall not be deemed to exist unless the Company shall have first given Executive a written notice thereof specifying in reasonable detail the facts and circumstances alleged to constitute “cause” and thirty (30) days after such notice such conduct has, or such circumstances have, as the case may be, not entirely ceased and not been entirely remedied.

(d)                              Termination Upon Death or for Disability.  This Agreement and Executive’s employment hereunder, shall automatically terminate upon Executive’s death or upon written notice to Executive and certification of Executive’s disability by a qualified physician or a panel of qualified physicians if Executive becomes disabled beyond a period of twelve (12) months and is unable to perform the duties contain in this Agreement.

(e)                               Effect of Termination. In the event that this Agreement and Executive’s employment is terminated for cause pursuant to paragraph (c) of this Section 13, all obligations of the Company and all duties, responsibilities and obligations of Executive under this Agreement shall cease upon the effective date of such termination. Upon such termination, Executive shall be entitled to receive only the compensation, benefits, and reimbursement earned by or accrued to Executive under the terms of this Agreement prior to the date of termination, but shall not be entitled to any further compensation, benefits, or reimbursement after such date. In the event the Executive or the Company voluntarily terminates this Agreement pursuant to Sections 13(a) or 13(b), or in the event of the termination of this Agreement upon death or disability of Executive pursuant to Section 13(d), Executive shall be entitled to all compensation pursuant to Section 6 for the period through the effective termination date, provided that in the case of death or disability. Payment may be made to the Executive’s appointed trustee. Other than as set forth above, Executive shall not be entitled to any further compensation, benefits, or reimbursement after the date of his termination. In the event of a merger, consolidation, sale, or change of control, the Company’s rights hereunder shall be assigned to the surviving or resulting company, which company shall then honor this Agreement with Executive.

14.                          Governing Law, Jurisdiction and Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to any applicable conflicts of law provisions.

15.                          Business Opportunities.  During the Employment Term Executive agrees to bring to the attention of the Company’s Board of Directors all written business proposals that come to Executive’s attention and all business or investment opportunities of whatever nature that are created or devised by Executive and that relate to areas in which the Company conducts business and might reasonably be expected to be of benefit or interest to the Company or any of its subsidiaries.

15.                          Executive’s Representations and Warranties. Executive hereby represents and warrants that he is not under any contractual obligation to any other company, entity or individual that would prohibit or impede Executive from performing his duties and responsibilities under this Agreement and that he is free to enter into and perform the duties and responsibilities required by this Agreement. Executive hereby agrees to indemnify and hold the Company and its officers, directors, employees, shareholders and agents harmless in connection with the representations and warranties made by Executive in this Section 15.

16.                          Notices.  All demands, notices, and other communications to be given hereunder, if any, shall be in writing and shall be sufficient for all purposes if personally delivered, sent by facsimile or sent by United States mail to the address below or such other address or addresses as such party may hereafter designate in writing to the other party as herein provided.

Company:	Executive:

Arkanova Energy Corporation 21 Waterway Avenue, Suite 300 The Woodlands, Texas 77380	Garrett Cook 110 Mariah Drive Weatherford, Texas 76087

17.                          Entire Agreement.  This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement, whether oral or written.  This Agreement supersedes any prior written or oral agreements between the parties. This Agreement may be modified or amended, if the amendment is made in writing and is signed by both parties. This Agreement is for the unique personal services of Executive and is not assignable or delegable, in whole or in part, by Executive. This Agreement may be assigned or delegated, in whole or in part, by the Company and, in such case, shall be assumed by and become binding upon the person, firm, company, corporation or business organization or entity to which this Agreement is assigned. The headings contained in this Agreement are for reference only and shall not in any way affect the meaning or interpretation of this Agreement. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and, in pleading or proving any provision of this Agreement, it shall not be necessary to produce more than one of such counterparts.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

ARKANOVA ENERGY CORPORATION

By:	/s/ Pierre Mulacek	/s/ Garrett Cook
	Pierre Mulacek, President	GARRETT COOK